Exhibit 99

SAKS INCORPORATED ANNOUNCES 14.7% COMPARABLE

STORE SALES INCREASE IN FEBRUARY

Contact:	Julia Bentley

(865) 981-6243

www.saksincorporated.com

FOR IMMEDIATE RELEASE

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Birmingham, Alabama (March 3, 2004)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that for the four weeks ended February 28, 2004 compared to the four weeks ended March 1, 2003 total sales increased 16.1% and comparable store sales increased 14.7% on a total company basis. By segment, comparable store sales increased 8.0% for SDSG and increased 25.2% for SFAE for the month. Sales below are in millions and represent sales from owned departments only.

For the four weeks ended February 28, 2004 compared to the four weeks ended March 1, 2003, owned sales were:

	This Year	Last Year	Total Increase	Comparable Increase
SDSG	$247.2	$226.6	9.1%	8.0%
SFAE	178.9	140.5	27.3%	25.2%

Total	$426.1	$367.1	16.1%	14.7%

Merchandise categories with the best sales performances for SDSG in February were accessories, moderate and better women’s sportswear, cosmetics, men’s furnishings, soft home, and outerwear. Categories with softer sales performances for SDSG in February were furniture, children’s apparel, and juniors’ apparel. Categories with the best sales performances for SFAE in February were women’s designer apparel, women’s contemporary sportswear, eveningwear, women’s private brand apparel, outerwear, fine jewelry, and handbags. Categories with the softest performances for SFAE in February were hosiery, intimate apparel, and fashion jewelry.

Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 62 Saks Fifth Avenue stores and 53 Saks Off 5th stores. The Company also operates its Saks Department Store Group (SDSG) with 242 department stores under the names of Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store and 19 Club Libby Lu specialty stores.

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Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; effective expense control; geo-political risks; successful operation of the Company’s proprietary credit card strategic alliance with Household Bank (SB), N.A.; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.3 to the Company’s Form 10-K for the fiscal year ended February 1, 2003 filed with the Securities and Exchange Commission (“SEC”), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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